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                                                                EXHIBIT 23.2


Board of Directors
Pinnacle Oil International, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Pinnacle Oil International, Inc. to be filed on October 18, 1999 of our report dated March 15, 1997, relating to the Consolidated Statements of Loss, Shareholders' Equity (Deficit) and Cash Flow for the year ended 31 December 1996 of Pinnacle Oil International, Inc. (formerly Auric Mining Corporation), as well as its Consolidated Statements of Loss, Shareholders' Equity (Deficit) and Cash Flow for the period from 20 October 1995 (inception) to 31 December 1996 (cumulative).

/s/  BDO Dunwoody LLP

Chartered Accountants
Vancouver, British Columbia
October 15, 1999